Teche Announces Quarterly Dividend of $0.365 per Share and
Special Dividend of $0.365 per Common Share

NEW IBERIA, LA – NYSE-MKT:TSH - The Board of Directors of Teche Holding Company, holding company of Teche Federal Bank, announced today that it had declared a quarterly dividend of $0.365 per share of its common stock. The effective quarterly dividend yield amounts to 3.76% based on the stock price on the close of business on November 26, 2012.  In addition, the Board of Directors declared a special dividend of $0.365 per share of its common stock. The quarterly and special dividends will be paid on December 31, 2012, to shareholders of record as of the close of business on December 17, 2012.  The Company has paid a cash dividend for 70 consecutive quarters.
“Because of the uncertainty in the tax rate to be paid by our shareholders on dividends in 2013 and in view of our strong earnings and capital, we felt it advisable to declare a special dividend this month”, said Little.
 In view of the special dividend, the Company does not anticipate declaring a dividend for the Company’s first fiscal quarter ended December 31, 2012, which would normally be paid in the first calendar quarter of 2013.    The Company anticipates resuming its quarterly dividend commencing with the quarter ended March 31, 2013, which would typically be paid in the second calendar quarter of 2013, however, no assurances can be given that such dividend policy will be resumed.  The payment of dividends is subject to determination and declaration by the Board of Directors, which will take into account a number of factors.
Teche Federal presently operates nineteen offices in the Louisiana parishes of St. Mary, Iberia, Lafayette, St. Martin, Terrebonne, Lafourche, St. Landry and East Baton Rouge.  The Company’s common stock is listed as Teche Holding Company and is traded under the symbol “TSH” on the NYSE – MKT.  The bank’s website address is www.teche.com.  The Federal Deposit Insurance Corporation (FDIC) insures deposits at Teche Federal Bank up to the legal maximum limits.

This release may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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